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                                                                    EXHIBIT 10.1


             IT NETWORK/ REUBEN H. DONNELLEY SALES AGENCY AGREEMENT


         THIS AGREEMENT, entered into this ____ day of ____________, 1996, by and between The Reuben H. Donnelley Corporation, ("Donnelley"), a Delaware corporation, located at 287 Bowman Ave., Purchase, NY, 10577, and IT Network, Inc., ("ITN") a Source Media Company, and a Texas corporation located at 8140 Walnut Hill, Dallas, TX, 75231. (Collectively, the "Parties or individually a "Party")

         WHEREAS, Donnelley publishes yellow page directories and desires to include audiotext in such directories; and

         WHEREAS, ITN has the expertise to provide static content for audiotext pages and to sell advertising sponsorships in connection therewith;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this agreement, Donnelley and ITN agree as follows:

                 1. Definitions: The following definitions shall be applicable in connection with this Agreement.

                          a.      "Directories" shall be the telephone
                 directories set forth in Attachment A hereto. Attachment A may be amended to either increase or decrease the directories covered by this Agreement by mutual agreement of the the Parties in writing.

                          b. The "System" is technology provided by Donnelley in which recorded audio messages can be entered, stored and retrieved to be transmitted to persons who, by using a touchtone phone, call the telephone number listed in the Directories and retrieve desired stored and entered information by dialing an access code.

                          c. "Issue Life" shall mean the period of time between the distribution of the directory and the distribution of the subsequent directory or eighteen (18) months, whichever is shorter.

                          d. "Common Interest Information" includes, but is not limited to the General Programming section of the ITN Summer 1995 Programming Catalog (Appendix B) as well as such other common interest static content information as may be mutually agreed upon in writting and included in Appendix B (the "Common Interest Information.")
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                 e.       "Net Revenues" are the total revenues billed for
                 sales of audiotext services by ITN less (i) third party agency commissions, (ii) pricing discounts and (iii) uncollectables.


                 2. Effective Date, Term. This Agreement becomes effective on May 20, 1996, and remains in effect for the issue life of Directories published prior to December 31, 1999, unless it is extended by mutual written agreement of the parties.

                 3.       ITN Responsibilities.

                          a. During the term of this Agreement, ITN shall provide audiotext static content, sell and market advertising messages on said programming, conduct advertiser service for said audiotext and conduct all billing and collection for audiotext accounts for all contracted directories. All advertising messages sold by ITN shall be on ITN contract forms. Changes to advertiser messages shall not occur more than once per month except upon the mutual agreement between the Parties.

                          b. ITN shall provide to Donnelley the number of pages desired in each directory and a diskette with electronic files, in such format as prescribed by Donnelley, for production of said pages and ad stats or other production art for any print ads on said pages for production purposes within an agreed number of days before the publication date. ITN will be responsible for the actual transfer and all reasonable costs associated with the transfer of all ITN static content to designated Donnelley equipment. ITN shall transfer ITN static content by CD ROM or DAT tape transfer (format to be determined by Donnelley). ITN will be responsible for all costs associated with the content feeds to any OAG travel guide sold by ITN and published in Donnelley directories in different markets.

                 4. Donnelley's Responsibilities. During the term of this Agreement, Donnelley shall be responsible for and pay all costs and expenses associated with: (a) the audiotext system equipment, phone lines, programming, voicing of advertiser messages, loading and all system management staff (b) producing, printing, binding and distributing audiotext pages in designated directories (c) layout and proofs of said pages to ITN prior to printing (d) monthly call reports for all audiotext codes in a digital ASCII spreadsheet, database file or such format as may be agreed upon by the Parties, to include the following fields: Book, Category, Sub-Category, Title, Code and Count, and in a separate file, advertiser information, including direct connect reports, on a monthly basis, timely turnaround on new advertiser or custom content service orders and custom service repair orders.





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                 5.       Control of Audiotex Messages/Programming.  ITN shall
formulate all policies relating to the wording, production and sponsorship of the Audiotex messages. Such policies shall be in effect for all contracts executed by ITN and customer. However, all policies so formulated shall be subject to and consistent with Donnelley's reasonable standards as publisher of the Directories related to this Agreement.

                 6. Ownership. The Audiotex messages, Common Interest Information, and the customer contracts are the property of ITN, except with respect to certain Common Interest Information, which ITN procures from others pursuant to license agreements. ITN represents to Donnelley that it has the right to use the copyrighted work which comprises the Common Interest Information as it is used in the System.

                 7. Cost of Services. Each party shall independently bear the cost and expense of services it provides under the terms of this Agreement.

                 8.       Compensation.

                          a.      New Accounts.   Donnelley will pay to ITN a
                 fee of XX% of Net Revenues in each market where 0 to 99% of
                 the market goal is achieved as shown in Attachment A.   In
                 markets where 100% or greater of market goal is met, Donnelley will retroactively pay ITN an additional X% of Net Revenues for that market, and XX% of Net Revenues thereafter until the next directory cycle.

                          b.      Existing Accounts.        ITN will receive
                 customer contracts and point of contacts for Donnelley's current audiotext customers (Appendix C). Starting with the August, 1996 publication of the Washington Suburban directory, as contracts with existing advertisers expire, ITN will offer renewals to these customers on ITN contract forms. Such revenues are not included in the market goals set forth in Appendix A. Donnelley will pay a fee of XX% of Net Revenue for these customers as they renew.

                          c.       Administration.          ITN will remit to
                 Donnelley, on a monthly basis, Donnelley's share of the Net Revenues collected in the previous month. Such payments will be remitted to Donnelley offices on or before the 20th of each month for the previous month's collections. Client adjustments due to equipment failure or system operation failures, will be agreed upon by ITN and Donnelley and deducted from Donnelley's portion. Customer service adjustments due to sales or marketing activites by ITN will be agreed upon by ITN and Donnelley and deducted from ITN's portion.





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                 9.       Donnelley Right to Reject.  In the event Donnelley
determines that any Common Interest Information that is on the System is objectionable for any reasonable reason as set forth below and notifies ITN, ITN shall have the right to cure, remove or revise such Common Interest Information within two (2) business days of notice of Donnelley's objections. Programming may be considered objectionable if it is; (i) of inadequate transmission quality as determined by Donnelley or (ii) containing objectionable program material. Objectionable program material shall include
(i) material prohibited by applicable federal, state, or local law, (ii) material which contains obscene, indecent, lewd, lascivious, or sexually explicit content, as determined by Donnelley (iii) material containing profanity, or (iv) any material which, in the reasonable opinion of Donnelley,
is likely to damage the reputation of Donnelley.   ITN's refusal to cure,
remove or revise such information within two business days of notice of Donnelley's objection will be considered a material breach of this Agreement

                 10. Indemnification and Third-Party Claims. While neither Donnelley nor ITN insures or guarantees that there will be no errors, failures or omissions in the production of Audiotex messages or the System, it is recognized that suits may be instituted or claims filed against either of the parties with respect to the production of the Audiotex message or the System. In such event, ITN and Donnelley agree that the party primarily responsible, as mutually agreed upon by the Parties, for the error will indemnify, defend and hold harmless the other party from any liability to any third party resulting to such party. ITN and Donnelley shall fully cooperate in the defense of third- party claims and lawsuits. In the event that responsibility for the third-party claims and lawsuits cannot be allocated primarily to one party, ITN and Donnelley shall bear each Party's own costs, including attorney's fees, of defending such claims or lawsuits and shall negotiate in good faith a reasonable allocation of said responsibility for third-party liability.

                 11.      Termination.     This Agreement may terminate
(although certain obligations shall continue as provided) prior to the end of its term if:

                          a. either party materially breaches this Agreement and such material breach has not been cured within thirty (30) days of the breaching party's receipt of written notice of the material breach from the other party. If the breach has not been cured, the non-breaching party has the right to:

                          i. terminate this Agreement upon notice to the other party effective on the first date on which the next directory is to be issued; or

                          ii      attempt to have this Agreement specifically
                 performed or to pursue other equitable or legal remedies with respect to such material breach instead of terminating this Agreement. Termination of this Agreement pursuant to this provision shall not preclude any legal or equitable remedies otherwise available for any material breach of this Agreement.





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                 b.       On and after the date on which this Agreement
         terminates, unless termination was pursuant to Subsection a above, the parties expressly agree that the responsibilities of each shall continue, notwithstanding the termination of this Agreement, until such time as a new directory, under this Agreement, is distributed which contains no Common Interest Information provided by ITN.

                 12.      Audit.

                          a. Upon reasonable notice and during reasonable business hours, Donnelley may audit ITN's records to the extent they pertain to sales, billing and collections of accounts pursuant to this Agreement.

                          b. Upon reasonable notice and during reasonable business hours, ITN may audit Donnelley's records which pertain to system operation, ad production and statistics reporting, pertaining to the terms of this Agreement.

                          c. If a dispute arises as a result of an audit, and the dispute cannot be resolved, the party having requested an audit shall engage, at its expense, a mutually acceptable independent nationally recognized accounting firm to audit the other party's records. The results of such independent audit shall be binding on both parties, and the party not prevailing in the dispute shall be required to reimburse the party prevailing, of any expense of the audit.

                 13.      Confidentiality.   In order to emphasize and to
maintain the high level of confidentiality of the projects that the ITN will be assigned, ITN agrees as follows:

                          a. All information regarding Donnelley, as well as entities that Donnelley has dealings with and any of their present or future affiliates (including without limitation records, clients, customer lists, data, documents, methods, and procedures) compiled by, obtained by, furnished to or otherwise discussed or disclosed to ITN without distinction as to whether such communication or conveyance was written, printed, electronic, pictorial, verbal, or other, is acknowledged by ITN to be confidential and proprietary information which is the exclusive property of Donnelley (herein "Confidential Material").

                          b. ITN will not use or allow the use for any purpose of any portion of the Confidential Material, or notes, summaries or other material derived from the Confidential Material, except for the purposes directly in support of or in connection with the projects assigned by to ITN.





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                          c.      ITN will not disclose or allow disclosure of
                 the Confidential Materials to anyone, other than individuals who Donnelley has identified as having executed a confidentiality agreement acceptable to Donnelley and then only on a need to know basis after disclosure that the information is Confidential Material subject to the individual's confidentiality agreement.

                          d. At the request of Donnelley, ITN will promptly return all Confidential Material and will return or destroy all notes prepared by ITN in connection with the Confidential Material; and shall provide, or cause to be provided, an Affidavit to the effect that the foregoing has been accomplished.

                          e. The provisions of this Agreement shall terminate or be inoperative as to such portions of the Confidential Material which (i) become generally available to the public; (ii) were known to ITN on a nonconfidential basis prior to its disclosure to it by Donnelley, its agents, advisors, or representatives; or (iii) becomes available to ITN on a nonconfidential basis from a source (other than Donnelley) which is entitled to disclose same.

                          f. The projects assigned to ITN themselves are to be treated as confidential. All Confidential Materials are to be kept separate from other documents and marked or labeled as confidential. Discussions of projects assigned to ITN should not take place in the presence of an individual not authorized and identified to ITN as having executed a confidentiality agreement acceptable to Donnelley. If asked about an assigned project by someone not authorized (or who the ITN does not know to be authorized) to have access to the assigned project materials, ITN will decline comments or will respond as specifically directed by Donnelley.

                          g. Without prejudice to rights and remedies otherwise available, ITN agrees that Donnelley shall be entitled to equitable relief, including relief by way of injunction, if ITN breaches or threatens to breach any of the provisions of this Agreement. ITN understands and agrees that no failure or delay by Donnelley in exercising any right, power, or privilege hereunder shall operate as a waiver thereof and that no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise available under applicable law.

                          h. The confidentiality provisions of this Agreement shall continue until terminated in writing by Donnelley. The obligation to protect the confidentiality of Confidential Material received prior to such termination shall survive the termination of this Agreement.





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                 14.      Trade Secret.   ITN acknowledges that in the course
of its retention by Donnelley, it is likely to have had access to and acquire knowledge of information, including formulas, patterns, combinations, programs, devices, methods, techniques or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and, are the subject of efforts by Donnelley that are reasonable under the circumstances to maintain their secrecy such that this information constitutes trade secrets that are proprietary to Donnelley. ITN further acknowledges that any conveyance, transfer or communication in any manner of such trade secrets to third parties whether directly or indirectly would be improper and that such transferal would constitute a misappropriation of the trade secret that would occasion all available legal sanctions for such misappropriation of a trade secret. All records, files, drawings, documents, models, equipment and the like relating to the businesses of Donnelley which ITN may use, prepare or come in contact with during its retention by Donnelley, shall be and remain the sole property of Donnelley. ITN shall not assert any claim or interest of an intellectual (i.e. copyright, patent or trademark) or proprietary nature in the work product prepared by it pursuant to this Agreement. All proprietary and intellectual rights associated with the work product prepared for and provided to Donnelley by ITN shall be the property of Donnelley.

                 15. Independent Contractor. ITN undertakes the furnishing of services and performance of its obligations under this Agreement as an independent contractor. ITN's personnel participating in the performance of this Agreement shall remain ITN's employees. There shall be no employer-employee relationship between ITN's employees and Donnelley, and between Donnelley's employees and ITN.

                 16. Equal Opportunity. ITN shall comply as required by law with all applicable portions of the non-discrimination compliance provisions appended to this Agreement and labeled "non-discrimination provision" and if requested by Donnelley shall sign and return to Donnelley a non-discrimination compliance certificate.

                 17. Copyrights, Service Marks and Trademarks. Donnelley shall retain all ownership and control of the Touch Four copyright on the directory pages. Donnelley through this agreement grants to ITN a royalty-free license to use certain Donnelley copyrights, service marks or trademarks in the marketing and sales promotion of the System, including the right to affix these service marks or trademarks to advertising and promotional materials.

                 18. Notices. Any notice or agreement shall be in writing and shall be conclusively deemed to have been received and to be effective on the date on which received at the office of the recipient, or if sent by registered or certified mail, on the third business day after the day on which mailed. Any notices, consents or other communications hereunder shall be sent as follows (unless such addresses are modified by either of the parties):





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         If  to Donnelley:
         -----------------
         Jack McDonald
         General Counsel
         & Senior Vice President
         R. H. Donnelley
         287 Bowman Ave
         Purchase, NY 10577

         and to;

         Vice President, Marketing
         R. H. Donnelley
         287 Bowman Ave
         Purchase, NY 10577

         If  to ITN:
         -----------

         Scott Bedford
         Chief Operating Officer
         IT Network, Inc.
         One Glen Lakes
         8140 Walnut Hill Lane #1000
         Dallas, Texas  75231


         19. Rights of Parties to Information. This Agreement and all material provided by and to each party under this Agreement is confidential to the parties, is to be treated in the utmost of confidence, and its contents are to be disclosed only as required by law or permitted by this Agreement.

                 Donnelley hereby expressly consents to the reference of this Agreement and description of the terms and provisions of this Agreement only to the extent required by law in any public securities filing made by ITN or in any disclosure documents prepared by ITN in connection with the offer and/or sale of its securities. Any such reference and description of the terms and provisions of this Agreement will be subject to prior written approval by Donnelley.

         20. Force Majeure. If any party hereto shall be prevented from performing any of its obligation under this Agreement because of any act of God, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy, law, order or act of government, whether federal, state or local, or other similar event beyond the party's control, hereafter referred to as a "force majeure event," then that party shall be excused from performing any of its obligations which are so prevented. However, the party so excused is responsible for performing those obligations, of which it had been relieved due to the force majeure event, as soon as the force majeure event has ceased to prevent the party's performance.





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         21.     Amendment and Modification.  No amendment or modification of any terms, conditions or provisions of this Agreement, shall be valid or of any effect except when an amendment or modification is in writing and signed by the parties.

         22. Assignment. Neither party may assign this Agreement, without the express prior written consent of the other which consent will not be unreasonably withheld. Notwithstanding the above, either party may assign this Agreement to a parent, to wholly-owned affiliates or to an affiliate wholly-owned by a parent so long as the original party remains obligated for all obligations set forth in this Agreement.

         23. Waiver. The failure of ITN or Donnelley at any time to require performance by the other party of any provision of this Agreement shall not affect the party's right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

         24. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

         25. Severability. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, provided that the provision held to be invalid is not material to the operation of this Agreement or the intentions of the Parties hereto.

         26. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York.

         27. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, and understandings, whether oral, written, express or implied with respect to the subject matter hereof, including, but not limited to, all pre-existing agreements between ITN and Donnelley for the provision of Audiotext services in the Donnelley region (collectively "Prior Agreements"), with the sole exception of a non-disclosure Agreement signed between the Parties on _____ and attached here as Attachment C.

                 IN WITNESS WHEREOF, the parties have cause their respective representatives duly authorized to sign this Agreement on their behalf.





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The Reuben H. Donnelley Corporation


By:_______________________________

Title:____________________________


IT NETWORK

By:_______________________________

Title:____________________________





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                                  APPENDIX "B"


                         ITN Summer Programming Catalog





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